Exhibit 23.3
CONSENT OF MILLER AND LENTS, LTD.
INDEPENDENT PETROLEUM ENGINEERS
     As independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated January 10, 2011, with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2010 attributable to the Ramshorn Investments, Inc. net interests in properties specified by Ramshorn Investments, Inc. and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2010 to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission..
     The Form 10-K contains references to certain reports prepared by Miller and Lents, Ltd. for the use of Ramshorn Investments, Inc. The analysis, conclusions, and methods contained in the reports are based upon information that was made available to us at the time the reports were prepared and Miller and Lents, Ltd. has not updated and undertakes no duty to update any results contained in the reports based on the aforementioned information. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of the preparation of the Reports and that are described in the Reports in reasonable detail. However, there is a wide range of uncertainties and risks subsequent to the preparation of the Reports that are outside our control that may impact these assumptions, including but not limited to, unforeseen market changes, economic changes, natural events, actions of governments or individuals, and changes in or the interpretation of laws and regulations.
Houston, Texas
February 28, 2011

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Name:	Carl D. Richard
Title:	Senior Vice President, P.E.